Exhibit 99.1

SomaCeuticals Acquires License for Treatment of Multiple Sclerosis

Houston, August 24, 2020 -- AngioSoma Inc. (OTC: SOAN) (“AngioSoma” or the “Company”) is pleased to announce that the company’s subsidiary, SomaCeuticals, Inc., has executed a licensing agreement with 7 to Stand, Inc. (a Delaware corporation) for the exclusive global rights to U.S. patent 10,610,592 issued to Fabrizio de Silvestri, Terni, Italy, as inventor, April 7, 2020 for treatment of Multiple Sclerosis(MS).

Multiple Sclerosis (MS) is a chronic disease in which the immune system of the individual attacks the central nervous system and affects the nerve cells. The disease can manifest with a wide range of neurological symptoms and can progress to total physical and cognitive disability. There are many different symptoms of MS, including fatigue, numbness, walking and balance problems, bladder dysfunction, bowel dysfunction, vision problems, dizziness and vertigo, sexual dysfunction, pain, cognitive dysfunction, emotional changes, depression and spasticity.

There is no known cure using current treatments and is the most common immune-mediated disorder affecting the central nervous system. With over 2.3 million people affected and with each individual spending approximately $70,000 per year, MS ranked eighth by drug invoice spending among the top therapeutic classes in the U.S. in 2016, representing nearly $19 billion in drug spending alone.

“I am delighted to be working with 7 to Stand, Inc. to begin working with the FDA. The unofficial trial results from Italy are quite encouraging, and we look forward to engaging with the FDA in the near future,” stated Alexandria Blankenship, CEO and President.

Fabrizio de Silvestri said: “My patented formula is a composition for treating neurodegeneration, including an antibiotic, an antifungal agent, and a lipophilic potentiating agent in synergistically effective amounts.

I have seen our preliminary results and stand unequivocally encouraged to bring this to the people who are suffering from this chronic disease--of which I am one of the subjects who took part in the unofficial Italian trials. I can hardly contain my enthusiasm as we move towards our interaction with the FDA.”

About AngioSoma, Inc.

AngioSoma is a wellness company dedicated to bringing innovative, effective and high-quality supplement products and medical devices to the medical, wellness and adult-use markets through our marketing subsidiary, SomaCeuticalsTM.

Learn more at www.muscles4U.com and htttps://muscles4u.blogstop.com. Stay up to date at Twitter: @tweetmuscles4u, Instagram and Facebook.

Notice Regarding Forward Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT

AngioSoma, Inc.

James C. Katzaroff

President, SomaCeuticals, Inc.

(832) 781-8521